Exhibit 99.2

Defense Industries International Announces Share Purchase Agreement to Purchase Shares of the Company and the
Minority Interest in its Achidatex Subsidiary

ASHKELON, Israel – January 6, 2009, Defense Industries International, Inc. (OTCBB:DFNS – News), a leading manufacturer and global provider of personal military and civilian protective equipment and supplies, announced that on December 31, 2008 it signed a share purchase agreement to purchase shares of both Defense Industries International and its majority owned subsidiary, Achidatex Nazareth Elite (1977) Ltd. from several of Achidatex ‘s shareholders. Pursuant to the agreement, Defense Industries will acquire the 24% minority interest in Achidatex Nazareth Elite (1977) Ltd. and 1,050,000 shares of common stock of Defense Industries, which represents 3.62% of the outstanding shares of Defense Industries for the aggregate amount of $1.2 million. As a result of the purchase of the Achidatex Nazareth Elite (1977) Ltd. shares it is now a wholly owned subsidiary of Defense Industries.

“We believe that this awaited step will enable us to improve operating efficiencies and will simplify our operating and financial structure, which will benefit our shareholders,” said Joseph Fostbinder, chief executive officer of Defense Industries

About Defense Industries International, Inc.

Defense Industries International, Inc. is a leading manufacturer and global provider of personal military and civilian protective equipment and supplies. Defense Industries’ main products include body armor, bomb disposal suits and bullet-resistant vests and jackets; ballistic wall covers, ceramic armor plates and lightweight armor UHMW-PE plates; personal military equipment, battle pouch units and combat harness units; dry storage units, liquid logistics, tents and vehicle covers; winter suits, sleeping bags and backpacks. The Company’s manufacturing facilities meet American EQNET and international ISO 9001 standards. The Company has three principal subsidiaries, Export Erez Ltd., Achidatex Nazareth Elite ltd. and Owen Mills in the USA. For additional information, please visit the Company’s web site at www.defense-industries.com

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to publicly release updates to these forward-looking statements made to reflect new events or circumstances after the date hereof. Neither the Company nor its agents assume responsibility for the accuracy and completeness of the forward-looking statements.

Contact:
Integrated Investor Relations
Ayelet Shaked Shiloni, 1-866-44-786-33
ayeletshi@yahoo.com